Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-179763 on Form F-3 of our reports dated February 20, 2012, relating to the consolidated financial statements of ArcelorMittal and subsidiaries (“ArcelorMittal”) and the effectiveness of ArcelorMittal’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/  Deloitte Audit

Luxembourg, Grand Duchy of Luxembourg

January 9, 2013